UNDERWRITING AGREEMENT

between

HGU INVESTMENTS, INC ("Company") 6040 Camp Bowie Blvd. Suite 3 Fort Worth, TX 76116 (817) 731-9172

and

MMR, INC. ("Underwriter") 215 W Walnut Drawer A Nevada, MO 64772-0930 (417) 549-6100 Toll Free 1-800-825-2663

INTRODUCTION

The Underwriter will provide professional and technical services in preparing a bond issue for the Company.

AMOUNT

The Bond Issue shall be in the aggregate amount of $5,000,000.00 and shall be designated as follows:

Series 2002-I	$5,000,000	Corporate Bonds

SECURITY

The Company will provide funding from the Series 2002-I Bonds to provide funding to accumulate a pool of mortgage loans. Each mortgage loan will not exceed eighty (80%) of the value of the property. The Bonds are secured by a pledge of the gross income of the Company pursuant to the terms of the Trust Indenture between the Company and the Trustee. The bonds will have a maturity of 5 years, callable at par after one year.

COMPANY'S RESPONSIBILITIES

The Company agrees to:

1. Complete the prospectus information forms, and provide any other information requested by the Underwriter. An independent audit performed by a Certified Public Accountant will be required.

2. Engage an attorney to prepare a legal debt letter, review necessary legal documents, including, but not limited to, the Resolution authorizing the Bond Issue and the Trust Indenture. This work shall be completed in a manner and within a time period satisfactory to the Underwriter. The Company shall pay the attorney's fees relating to item 2.

3. Furnish to the Underwriter a certified copy of its Articles of Organization, its By Laws and any other forms required by the Underwriter and the Securities Commission of its state or any other state in which it wishes to sell the bonds.

4. Engage a paying agent, registrar, and independent trustee selected by the Underwriter and agreed to by the Company. The Company agrees to pay any expenses pertaining to these services.

5. Prior to the delivery of the bonds, execute the Trust Indenture and cause it to be recorded in all places required by law and as may be agreed upon by the Underwriter and the Company. The Company shall take such steps as necessary to make the Indenture a valid obligation of the Company and a lien on and security interest in the portfolio of properties funded by the Company and included in the lien of the Indenture. The Company agrees that any funds advanced by the Bonds will be secured by a first mortgage (or deed of trust) on the properties.

6. The Company agrees to maintain property files on all advances that contain (1) a copy of the HGU appraisal or analysis of value; (2) the original Promissory Note; (3) title commitment and original policy as issued; and (4) mortgage or deed of trust securing the property. These files shall be available inspection by the Underwriter or appropriate entity upon 48 hours notice. A listing of all properties securing the advanced funds shall be provided by the Company on a schedule determined by the Underwriter and Trustee. The Company shall be responsible for any title insurance fees, recording costs, accounting fees, Trustee's fees, registration, recording or mortgage taxes levied on the bonds by either state or federal government bodies and any registration and licensing fees required by any regulatory body, any state or the federal goverment.

7. The Trust Company will retain approximately three months of interest payments in the Initial Operating Fund. The Company is responsible to begin making monthly interest payments to the Trust Company once the Initial Operating Fund is expended. 8. The Company agrees to set up this Initial Operating Fund from the sale of the Bonds. This fund will only be used to make the initial interest payment on the Bonds. 9. The Company agrees that it shall not contact any bondholder of this issue listed in the records of the Underwriter as a customer of the Underwriter without permission of the Underwriter. This provision shall not be construed to prohibit the Company from providing any reports or notification to securities holders that may be mandated by any federal or state laws or regulations.

UNDERWRITER'S RESPONSIBILITIES

The Underwriter agrees to:

1. Furnish the preliminary organizational material to the Company.

2. Set the interest rates and calculate the maturity schedule just prior to filing the issue with the proper regulatory bodies, subject to Company approval.

3. Furnish the printed prospectii prepared from the information provided by the Company as needed.

4. Process all information sent to the Underwriter by the Company.

5. Make appropriate filings under SB 2 with the SEC, NASD and with all other regulatory bodies on behalf of the Company. The Company agrees to pay all costs of these filings.

6. Will offer and sell the Bonds on a "best efforts" basis at the public offering price of $250 per Bond, or integral multiples thereof. 7. Pay the costs of Underwriter's Counsel.

DEPOSIT OF PROCEEDS FROM BOND SALES

The Company agrees to deposit proceeds from the sale of the bonds pursuant to the Trust Indenture. Any funds received by the Underwriter subject to the terms of the Trust Indenture will be delivered to the bond proceeds account no later than 12:00 noon the next business day following receipt. The Underwriter shall instruct investors to make their checks payable to the Registrar. If there is an escrow, then the Underwriter will instruct investors to make their checks payable to the Escrow Agent.

FUTURE BOND ISSUES

In accordance with the Trust Indenture, additional bonds may be issued from time to time on a par and equality basis with the same underlying security, (plus improvements), provided the proceeds are used to enhance the existing project, to make additional improvements, to purchase more land, or to refinance indebtedness.

FEES

The Company agrees to pay the Underwriter a non-accountable expense allowance of $70,000. The non-accountable expense allowance is due in the following manner: $37,500 is to be paid with the execution of the Letter of Intent; and the remaining $32,500 of the fee is to be paid from the first proceeds of the bond sales.

If the Company terminates this Agreement for any reason not enumerated in the section entitled "Termination", such action shall be considered a material breach of this Agreement and the Company shall be liable to the Underwriter for the amount of the non-accountable expense allowance for services rendered and not as a penalty.

In addition to the non-accountable expense allowance, the Company agrees to pay the Underwriter one of the following concessions:

--Concession of 2.00% of the face amount of each bond sold to referrals of the Company;

--Concession of 5.00% of the face amount of each bond sold to clients of the Broker;

--Concession of 6.00% of the face amount of each bond sold through certain selected members of the National Association of Securities Dealers, Inc. through a Selling Group Agreement.

The underwriter or its assigns will also receive an administrative fee not to exceed $5,000 annually to be paid by us over the term of the bond issue. This fee is to reimburse the underwriter for non-accountable expenses it incurs subsequent to the offering period for communicating with the bondholders and the Trustee. This administrative fee is incorporated into our operating fund payments and is disbursed by the Trustee to the underwriter monthly. A Trustee administrative fee is also incorporated into our operating fund payments.

All bond sales are on a best efforts basis. The concession shall be deducted from the sale price of each bond by the Registrar and forwarded to the Underwriter.

The Custodian of the Bond Proceeds Account is authorized to pay MMR, Inc. any fees and/or brokerage concessions due them according to the priority of disbursements as set forth in the Trust Indenture and Prospectus. In the event the issue is canceled, the Underwriter shall be entitled to the above fee to the extent of its costs, including due diligence and consulting costs incurred by the Registered Representative, and costs paid on behalf of the Company, upon submission to the Company of a listing of these costs.

SYNDICATION

The Underwriter may offer these bonds for sale to and through certain selected members of the National Association of Securities Dealers, Inc.

INDEMNIFICATION

The Company will indemnify and hold harmless the Underwriter, its agents and each person, if any, who controls the Underwriter within the meaning of the Securities Act of 1933 (the "Act") against any losses, claims, damages or liabilities, joint or several, to which they may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any drawings, pictures, opinions of counsel or analysis of values of the properties furnished by the Company to the Underwriter or caused by the failure or refusal of the Company to furnish such information to the Underwriter, any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus, or any amendment or supplement thereto or any related preliminary prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and will reimburse the Underwriter and each such controlling person for any legal or other expenses reasonably incurred by the Underwriter or such controlling person in connection with investigating or defending any such loss, claim, damage, liabilities or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission made in any of such documents in reliance upon and in conformity with written information furnished to the Company by the Underwriter specifically for use therein; provided, however, that the indemnification contained in this paragraph with respect to any preliminary prospectus shall not inure to the benefit of the Underwriter (or of any person controlling the Underwriter) on account of any such losses, claims, damages, liabilities or expenses arising from the sale of the Bonds by the Underwriter to any person if a copy of the Prospectus (as amended or supplemented if any amendments or supplements thereto shall have been furnished to such Underwriter prior to the written confirmation of the sales involved) shall not have been given or sent to such person, if required by law, by or on behalf of the Underwriter with or prior to the written confirmation of the sale involved, and the untrue statement or omission of a material fact contained in such preliminary prospectus was corrected in the Prospectus (as amended or supplemented if amended or supplemented as aforesaid). This indemnity agreement will be in addition to any liability which the Company may otherwise have.

The Underwriter will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the Registration Statement and each person, if any, who controls the Company within the meaning of the Act, against any losses, claims, damages or liabilities to which the Company or any such director, officer or controlling person may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus or any amendment or supplement thereto, or any related preliminary prospectus, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by the Underwriter specifically for use therein; and will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability with the Underwriter may otherwise have.

Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. The indemnified party shall have the right to employ its counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the employment of the counsel by such indemnified party has been authorized by the indemnifying party, (ii) the indemnified party shall have reasonably concluded that there may be conflict of interest between the indemnifying party and the indemnified party in the conduct of the defense of such action (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party) or (iii) the indemnifying party shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of such counsel shall be at the expense of the indemnifying party. An indemnifying party shall not be liable for any settlement of any action or claim effected without its consent.

TERMINATION

This agreement may be terminated by the Underwriter without liability to the Underwriter if, prior to the time of delivery of any bonds any substantial change in the financial position of the Company or in the existing operating, political, international, economic or market conditions shall have taken place, which in the judgment of the Underwriter makes it impractical to market the bonds. The Underwriter may also terminate this agreement if the Company becomes one month delinquent in any Sinking Fund Payment, or fails to comply with any of the provisions of this agreement.

This agreement may be terminated by the Underwriter or the Company without liability if, after the date of this agreement the Company sustains a substantial loss on account of fire, accident or other act of God, or in the case of war or other national emergency makes it impractical in the judgment of the Underwriter or the Company to sell the bonds. The Underwriter or the Company may also terminate this agreement without liability if registration or exemption from registration from any state or regulatory body is finally denied after a good faith effort on the part of the Company and the Underwriter to obtain such registration or exemption from registration. If the Company terminates this Agreement for any reason not enumerated in the section entitled "Termination", such action shall be considered a material breach of this Agreement and the Company shall be liable to the Underwriter for the amount of the non-accountable expense allowance for services rendered and not as a penalty.

It is understood that no agreements will exist between MMR, Inc., its officers, agents, employees, and/or registered representatives and the Company other than that which is in written form, signed by the authorized signatories of the Company and MMR, Inc.

This agreement must be approved by an officer of the Underwriter. Prior to signing by an officer, there will be an analysis of the Company's ability to perform the proposed contract by the loan committee of the Underwriter. This agreement constitutes a binding contract. Please read it carefully before signing.

CONCLUSION AND VENUE

This written agreement represents the entire agreement and understanding between the Underwriter and the Company. This agreement, and any legal action brought to enforce its provisions shall be governed by the laws of the State of Kansas. The parties mutually agree that venue for any legal action on this agreement shall be in El Dorado, Butler County, Kansas.

Date:_______________________

___________________________________________
Signed by Officer

Company's Name:	HGU Investments, Inc.
Address:	6040 Camp Bowie Blvd., Suite 3
Fort Worth, TX 76116
Phone:	(817) 731-9172

 _______________________________________________
Approved by MMR, Inc. Officer

This agreement must be approved by an officer of MMR. Prior to signing by an officer, there will be an analysis of the Company's ability to perform the proposed contract. This agreement constitutes a binding contract. Please read it carefully before signing.